PRINCIPAL UNDERWRITING AGREEMENT


     UNDERWRITING AGREEMENT made this ___ day of __________, l985, by and between Carillon Investments, Inc. (hereinafter the "Underwriter") and The Union Central Life Insurance Company (hereinafter the "UC"), on its own behalf and on behalf of Carillon Life Account (hereinafter the "Account"), a separate account of the UC, as follows:

     WHEREAS, the Account was established under authority of a resolution of UC's Board of Directors on July 10, l995, in order to set aside and invest assets attributable to certain variable annuity contracts
(hereinafter "Contracts") issued by UC;

     WHEREAS, UC has registered the Account as unit investment trusts under the Investment Company Act of l940 (the "1940 Act") and has registered the Contracts under the Securities Act of l933;

     WHEREAS, the Underwriter is registered as a broker-dealer with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of l934, as amended (the "1934 Act"), and is a member of the National Association of Securities Dealers, Inc. (the "NASD"); and

     WHEREAS, UC and the Account desire to have the Contracts sold and distributed through the Underwriter and the Underwriter is willing to sell and distribute such Contracts under the terms stated herein;

     NOW THEREFORE, the parties hereto agree as follows:

     1. UC grants to the Underwriter the right to be, and the Underwriter agrees to serve as, distributor and principal underwriter of the Contracts during the term of this agreement. The Underwriter agrees to use its best efforts to solicit applications for the Contracts, and to undertake, at its own expense, to provide all sales services relative to the Contracts and otherwise to perform all duties and functions which are necessary and proper for the distribution of the Contracts.

     2. All premiums for Contracts shall be remitted promptly in full together with such application, forms and any other required documentation to UC. Checks or money orders in payment of premiums shall be drawn to the order of "The Union Central Life Insurance Company".

     3. The Underwriter agrees to offer the Contracts for sale in accordance with the prospectus therefor then in effect. The Underwriter is not authorized to give any information or to make any representations concerning the Contracts other than those contained in the current prospectus therefor filed with the Securities and Exchange Commission or in such sales literature as may be authorized by UC.

     4. On behalf of the Account, UC shall furnish the Underwriter with copies of all prospectuses, financial statements and other documents which the Underwriter reasonably requests for use in connection with the distribution of the Contracts. The Underwriter may be required to reimburse UC for the cost of prospectuses used in connection with the sale of Contracts for which the Underwriter shall receive compensation under paragraph l0 hereafter.

     5. The Underwriter represents that it is duly registered as a broker-dealer under the 1934 Act and is a member in good standing of the NASD and, to the extent necessary to offer the Contracts, shall be registered or otherwise qualified under the securities laws of any state or other jurisdiction. The Underwriter shall be responsible for carrying out its sales and underwriting obligations hereunder in continued compliance with the NASD Rules of Fair Practice and federal and state securities laws and regulations.
Without limiting the generality of the foregoing, the Underwriter agrees that it shall be fully responsible for:

     (a) ensuring that no person shall offer or sell the Contracts on its behalf until such person is duly registered as a representative of the Underwriter, duly licensed and appointed by UC, and appropriately licensed, registered or otherwise qualified to offer and sell such Contracts under the federal securities laws and any applicable securities laws of each state or other jurisdiction in which such Contracts may be lawfully sold, in which UC is licensed to sell the Contracts and in which such persons shall offer or sell the Contracts; and

     (b) training, supervising, and controlling of all such persons for purposes of complying on a continuous basis with the NASD Rules of Fair Practice and with federal and state securities law requirements applicable in connection with the offering and sale of the Contracts. In this connection, the Underwriter shall:

          (1) conduct such training (including the preparation and utilization of training materials) as in the opinion of the Underwriter is necessary to accomplish the purposes of this Agreement;

          (2) establish and implement reasonable written procedures for supervision of sales practices of agents, representatives or brokers selling the Contracts; and

          (3) take reasonable steps to ensure that its associated persons shall not make recommendations to an applicant to purchase a Contract and shall not sell a Contract in the absence of reasonable grounds to believe that the purchase of the Contract is suitable for such applicant.

     6. Notwithstanding anything in this Agreement to the contrary, the Underwriter or UC may enter into sales agreements with other independent broker-dealers who are members of the NASD for the sale of the Contracts. All such sales agreements entered into by UC or the Underwriter shall provide that each independent broker-dealer will assume full responsibility for continued compliance by itself and its associated persons with the NASD Rules of Fair Practice and applicable federal and state securities laws. All associated persons of such independent broker-dealers soliciting applications for the Contracts shall be duly and appropriately licensed or appointed for the sale of the Contracts under the insurance laws of the applicable states or jurisdictions in which such Contracts may be lawfully sold.

     7. UC shall apply for the proper insurance licenses in the appropriate states or jurisdictions for the designated persons associated with the Underwriter or with other independent broker-dealers which have entered into agreements with the Underwriter for the sale of the Contracts, provided that UC reserves the right to refuse to appoint any proposed registered representative as an agent or broker, and to terminate an agent or broker once appointed.

     8. UC and the Underwriter shall cause to be maintained and preserved for the periods prescribed, such accounts, books and other documents as are required of it by the 1940 Act and any other applicable laws and regulations. The books, accounts and records of UC, the Accounts, and the Underwriter as to all transactions hereunder shall be maintained so as to disclose clearly and accurately the nature and details of the transactions. The Underwriter shall cause UC to be furnished with such reports as UC may reasonably request for the purpose of meeting its reporting and recordkeeping requirements under the insurance laws of the State of Ohio and any other applicable states or jurisdictions.

     9. The Underwriter shall have the responsibility for paying (i) all commissions or other fees to its associated persons which are due for the sale of the Contracts, and (ii) any compensation to other independent broker-dealer and their associated persons due under the terms of any sales agreements between the Underwriter and such broker-dealers.

    l0. The Underwriter shall be compensated for its distribution services in the amount of not more than ___% of all purchase payments accepted by UC on the Contracts covered hereby. Any compensation paid to the Underwriter in connection with a Contract must be returned to UC if the Contract is tendered for redemption within 20 days after issuance of the Contract.

     ll. The services of the Underwriter to the Account hereunder are not to be deemed exclusive and the Underwriter shall be free to render similar services to others so long as its services hereunder are not impaired or interfered with thereby.

     12. (a) This Agreement may be terminated by either party hereto upon 60 days written notice to the other party.

     (b) This Agreement may be terminated upon written notice of one party to the other party hereto in the event of bankruptcy or insolvency of such party to which notice is given.

     (c) This Agreement may be terminated at any time upon the mutual written consent of the parties hereto.

     (d) This Agreement shall automatically be terminated in the event of its assignment.

     (e) Upon termination of this Agreement, all authorizations, rights and obligations shall cease except the obligations to settle accounts hereunder, including premiums or contributions subsequently received for Contracts in effect at the time of termination or issued pursuant to applications received by UC prior to termination.

     13. This Agreement shall be subject to the provisions of the 1940 Act and the 1934 Act and the rules, regulations, and rulings thereunder and of the NASD, from time to time in effect, including such exemptions from the 1940 Act as the Securities and Exchange Commission may grant, and the terms hereof shall be interpreted and construed in accordance therewith. Without limiting the generality of the foregoing, the term "assigned" shall not include any transaction exempted from section 15(b)(2) of the 1940 Act.

     The Underwriter shall submit to all regulatory and administrative bodies having jurisdiction over the operations of the Accounts, present or future, any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws or regulations.

     14. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     15. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Ohio.



     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officials thereunder duly authorized and seals to be affixed, as of the day and year first above written.


                       THE UNION CENTRAL LIFE INSURANCE COMPANY



Attest:

                    By: _____________________________________



                     CARILLON INVESTMENTS, INC.


Attest:

                     By: _____________________________________